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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Ditech Communications Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ditech Communications Corporation of our report dated March 10, 2000, except as to Note 13, which is as of June 21, 2000, with respect to the consolidated balance sheets of Atmosphere Networks, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Current Report on Form 8-K/A of Ditech Communications Corporation dated September 12, 2000.

                                  /s/ KPMG LLP


Mountain View, California
May 11, 2001